SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported: September 12, 2007

ETERNAL TECHNOLOGIES GROUP, INC. (Exact name of Registrant as specified in its charter)
0-27929 (Commission file number)
Nevada (State or other jurisdiction of incorporation)	62-1655508 (I.R.S. Employer Identification Number)
Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District, Tianjin 300052 (Address of principal executive offices) (Zip code)
011-86-22-2721-7020 (Registrant’s telephone number, including area code)
__________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions. (see General Instruction A.2. below).

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) uner the Exchange Act (17 CFR 240.14d-2(b)).

Item 2.01  Completion of Acquisition or Disposition of Assets

On September 13, 2007 the company announced that it had acquired a 30% equity interest, respectively, in Hainan Futian Green Agriculture Co., Ltd. (“Mango Farm”) and Maoming Huatong Orchard Trading Co., Ltd. (“Lychee)

The purchase price for these two acquisitions was based on evaluation reports which initially valued the Mango farm at RMB 231,000,000 (USD30,800,000, 1:7.5). The company agreed to pay for its 30% equity interest, 70% in cash (US$6.4 million) and issue 30% (2.97 million shares, US$0.90/share) in shares of its common stock. The initial valuation of the Lychee Farm was RMB210,000,000(US$28,000,000). The company agreed to pay for its 30% equity interest, 70% in cash (5.8 million) and issue 30% in shares of its common stock (2.8 million, US$0.90/share).

After challenging the valuations, the transactions were renegotiated. The value was reduced to RMB158,000,000 (US$21,000.000) for the Mango farm and RMB175,000.000 (US$23.3,000,000) for the Lychee Farm.

For the acquisition of the 30% equity interest in the Mango farm, the company will pay 70% in cash (US4.4,000,000) and 30% in its common stock (2.3 million shares, US$0.90/share). For the acquisition of the 30% equity interest in the Lychee farm, the company will pay 70% in cash (US$4.8,000,000) and 30% in its common stock (2.64 million shares, US$0.90/share). Both acquisitions will be accretive to earnings in 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETERNAL TECHNOLOGIES GROUP, INC.

Date: September 18, 2007	By:	/s/ Jiansheng Wei
Jiansheng Wei
President and Chief Executive Officer